Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES UPSIZING AND PRICING OF COMMON STOCK OFFERING

NASHVILLE, Tenn. – (June 6, 2023) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today announced the upsizing and pricing of its previously announced underwritten registered public offering of shares of its common stock, par value $0.01 per share (the “Offering”). The size of the Offering has been increased from 3,500,000 shares of common stock to 3,850,000 shares of common stock, at a price to the public of $93.25 per share. The Company also granted the underwriters a 30-day option to purchase up to 577,500 additional shares of common stock. The Offering is expected to close on or about June 9, 2023, subject to customary closing conditions.

The Company expects to contribute the net proceeds of the Offering to RHP Hotel Properties, LP (the “Operating Partnership”). The Operating Partnership intends to use all of the net proceeds of the Offering to fund a portion of the approximately $800 million purchase price for the previously announced pending acquisition of the JW Marriott San Antonio Hill Country Resort & Spa located in San Antonio, Texas from BREIT JWM San Antonio LP and BREIT JWM San Antonio TRS LLC (collectively, the “Hill Country Acquisition”) and to pay related fees and expenses of the Hill Country Acquisition. The balance of the purchase price of the Hill Country Acquisition will be funded with a combination of cash on hand and debt, which may include borrowings under the Company’s revolving credit facility and/or unsecured debt financing. The Hill Country Acquisition is not dependent on the Offering, and the Company expects to consummate the Offering whether or not it proceeds with the Hill Country Acquisition. If the Hill Country Acquisition is not consummated, the Company intends to use the net proceeds of the Offering for general corporate purposes.

BofA Securities, J.P. Morgan, BTIG, Deutsche Bank Securities, Wells Fargo Securities and Morgan Stanley are acting as joint book-running managers for the Offering. Credit Agricole CIB, Scotiabank, SMBC Nikko and Raymond James are acting as co-managers for the Offering.

The Offering is being conducted pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-272429), which automatically became effective upon filing with the Securities and Exchange Commission (the “SEC”) on June 5, 2023. The Offering is being made solely by means of a prospectus supplement and an accompanying base prospectus. The preliminary prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the Offering was filed with the SEC on June 5, 2023, and are available on the SEC’s website at www.sec.gov. The final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final preliminary prospectus supplement and accompanying base prospectus relating to, and describing the terms of, the Offering may be obtained from (1) BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com or by calling toll-free 1-800-294-1322; or (2) J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204, email: prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and leading entertainment experiences. RHP’s core holdings, Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, are five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. Our Hospitality segment is comprised of these convention center resorts operating under the Gaylord Hotels brand, along with two adjacent ancillary hotels, which are managed by Marriott International and represent a combined total of 10,412 rooms and more than 2.8 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red and Circle, a country lifestyle media network RHP owns in a joint venture with Gray Television, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Hill Country Acquisition and the anticipated use of the net proceeds of the Offering by the Company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the Hill Country Acquisition and the Offering including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Hill Country Acquisition or the Offering, or result in the termination of the Offering or the transaction agreement for the Hill Country Acquisition; and adverse effects on the Company’s common stock because of the failure to complete the Hill Country Acquisition or the Offering. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q and subsequent filings, including the Current Report on Form 8-K filed June 5, 2023. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com